Exhibit 4.4

EMPLOYMENT AGREEMENT OF Dr. DAVID MAZZO

ÆTERNA ZENTARIS INC.

Dated March 23, 2007

EMPLOYMENT AGREEMENT

BETWEEN:	ÆTERNA ZENTARIS INC., a Corporation duly incorporated, having its head office at 1405 Parc-Technologique Blvd., Québec, QC GIP 4P5,

(hereinafter the “Corporation”)

AND:	DAVID J. MAZZO, Ph.D. domiciled at [civic address
redacted for privacy reasons], New Jersey, U.S.A.

(hereinafter the “Executive”)

SECTION 1 – PURPOSE

1.1                              The Corporation wishes to employ the Executive as its President and Chief Executive Officer, starting on April 9, 2007. The Executive is willing to be employed by the Corporation, on the terms and conditions set forth herein in this Employment Agreement (the “Agreement”). The Executive shall report to the Board of Directors of the Corporation (the “Board”). In addition to the duties and responsibilities inherent to his position, the Executive shall have any powers and carry out mandates that may be entrusted to him by the Board from time to time.

SECTION 2 – DUTIES

2.1                              The Executive agrees to devote his full business time to the Corporation, to make every effort necessary to perform adequately the duties that are assigned to him and to act in the best interests of the Corporation at all times. The Employee shall refrain from any activity that could be prejudicial to the Corporation’s interests. In performing his duties with the Corporation, the Executive shall act faithfully and honestly at all times.

2.2                              The Executive shall carry out his duties from New Jersey, USA. However, the Executive acknowledges that his position will require traveling, including to Canada and Europe, and the Executive agrees to devote the necessary and reasonable time to such traveling.

2.3                              The Executive declares that he has no obligation toward any person, including his former employers, that would be incompatible with this Agreement or that could be an impediment to the performance of his duties with the Corporation.

2.4                              The Executive agrees to comply with all the instructions, policies and/or rules that are established verbally or in writing by the Corporation.

2.5                              The Executive shall be entitled to sit on a board of directors of another corporation, solely with the prior written authorization of the Board. The Board agrees that the Executive may maintain his current board assignments (i.e., with Avanir Pharmaceuticals, Inc. and pSivida, Ltd.) but will resign such positions as soon as it is appropriate or necessary.

SECTION 3 – COMPENSATION

3.1                              Salary

The Corporation shall pay the Executive, for the duration of this Agreement, a base annual salary (the “Base Salary”) of FOUR HUNDRED AND FIFTY THOUSAND US DOLLARS (US$450,000.00), payable in accordance with the Corporation’s standard payroll practice. Such Base Salary shall be reviewed annually and may be increased in accordance with the Corporation’s policy.

3.2                              Bonus

During the term of this Agreement, the Executive shall be eligible to receive an annual lump sum cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Corporation, which is from January 1 to December 31. The Annual Bonus for the 2007 fiscal year, which shall not be prorated, shall be TWO HUNDRED AND FIFTY THOUSAND US DOLLARS (US$250,000.00). The Annual Bonus for subsequent years will be at least equivalent to the Annual Bonus for 2007 with the Annual Bonus amount subject to review and potential increase in accordance with the policy of the Corporation. Except for the 2007 fiscal year, if an Annual Bonus is to be paid hereunder in respect of a period that is a partial fiscal year, such Annual Bonus shall be prorated for service through the Executive’s date of termination. In all cases, the Executive’s eligibility for such Annual Bonus is conditional upon the attainment of objectives, which shall be mutually agreed upon within one month of the commencement of the Executive’s employment for year 2007 and thereafter yearly. According the Corporation’s policy, the granting of Annual Bonus is based upon an assessment of each individual’s performance as well as the performance of the Corporation and requires Board approval.

3.3                              Stock Options

Subject to regulatory approval, the Corporation shall grant to the Executive, no later than the date of signature of this Agreement, 400,000 options under the Corporation’s Stock Option Plan (the “Plan”). These stock options shall vest equally over a period of four (4) years from the date of the original grant. The said options, the exercise price, the period during which they may be exercised and the other terms and conditions attaching to their exercise shall be subject to the terms and conditions of the Plan.

3.4                              Signing Bonus

The Executive shall receive a signing bonus, payable on or before April 9, 2007, of ONE HUNDRED THOUSAND US DOLLARS (US$100,000.00) with the provision that the signing bonus will be repayable to the Corporation unless the Executive provides the Corporation with satisfactory evidence to the effect that he has acquired Common Shares of the Corporation on the market for an aggregate amount of ONE HUNDRED AND THIRTY THOUSAND US DOLLARS (US$130,000.00), within the first month following the signature of this Agreement, subject to compliance with the Corporation’s insider trading and blackout policies and all relevant securities regulations. Should the Executive be prevented from purchasing said shares during the first month of his employment by policies of the Corporation or securities regulations, then the signing bonus becomes repayable to the Corporation only after 7 days have elapsed into the first available window of time during which the Executive may purchase said shares while remaining in compliance with policies of the Corporation and relevant securities regulations.

3.5                              Car Allowance

The Corporation shall pay the Executive an annual taxable car allowance of TWENTY- FIVE THOUSAND US DOLLARS (US$25,000.00). In addition, the Corporation will assume all related operating costs of the vehicle (including insurance, registration, maintenance, repairs and fuel).

3.6                              Business Expenses

The Corporation shall reimburse the Executive, upon presentation of vouchers, for reasonable entertainment, traveling and other expenses incurred by him on behalf of the Corporation, in accordance with the Corporation’s policies and rules.

SECTION 4 – VACATION

The Executive shall be entitled to paid annual vacation of four (4) weeks, in accordance with the Corporation’s policy, which vacation is to be taken at times prearranged with the Corporation. Vacation must be taken during the year and shall not be cumulative. The full vacation for 2007 is vested for the Executive upon execution of this agreement.

SECTION 5 – GROUP INSURANCE

5.1                              Medical/Dental Insurance

The Corporation shall pay the monthly premium for family medical/dental insurance, similar to the Corporation’s existing plan (no deductible, reimbursement of 80% of eligible drug and paramedical expenses; as for dental, no deductible, reimbursement of

80% of general expenses and 50% of specialized expenses such as endodontic treatments, periodontic treatments). It is agreed, until such time as a plan for the Corporation is in effect for the New Jersey site, that the Corporation will pay the premiums for the Executive’s existing USA-based family medical/dental coverage, subject to the provisions above.

5.2                              Life Insurance

The Corporation shall pay for coverage of TWO HUNDRED THOUSAND US DOLLARS (US$200,000.00). The cost of any additional coverage shall be assumed by the Executive.

5.3                              Disability Insurance

The Corporation shall pay for coverage of an amount of SEVEN THOUSAND FIVE HUNDRED US DOLLARS (US$7,500.00) per month. The cost of any additional coverage shall be assumed by the Executive.

SECTION 6 – DURATION AND TERMINATION

6.1          Duration

This contract is for an indeterminate term.

6.2                              Automatic termination

The Executive’s employment shall terminate automatically, without the Corporation being bound to pay any compensation whatsoever, upon the death of the Executive or the date upon which his resignation becomes effective.

The Executive’s employment may also be terminated by the Corporation for cause upon simple notice in writing transmitted to the Executive, without the Corporation being bound to pay any compensation whatsoever, in the following cases, hereinafter referred to as “Cause”:

(a)                             If the Executive is declared bankrupt or insolvent or makes an assignment of his property or is placed under protective supervision, which situations the Executive acknowledges to be incompatible with the continuation of his employment.

(b)                            If the Executive becomes physically or mentally disabled to such an extent as to make him unable to perform his duties normally and adequately for an aggregate of six (6) months during a period of twelve (12) consecutive months. In such a case, the Executive may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, if any.

(c)                             If the Executive breaches the terms of this Agreement.

(d)                                 If the Executive commits any fraud, theft, embezzlement or other criminal act of a similar nature.

(e)                                  If the Executive has committed serious misconduct or willful negligence in the performance of his duties.

(f)                                    If the Executive refuses or fails to follow reasonable directives of the Corporation.

(g)                                 If the Executive’s demonstrates willful or reckless conduct causing material damage to the Corporation or the Corporation’s business.

(h)                                 If the Executive misuses or abuses alcohol, drugs or controlled substances.

6.3                              Termination without Cause

The Corporation may also terminate the Executive’s employment, without cause, by paying him the following:

(a)                                  If the Executive’s employment is terminated by the Corporation on or before the date that is the eighteen (18)-month anniversary of the date of this Agreement:

(i)                           An amount equivalent to twelve (12) months of the Executive’s annual Base Salary; and

(ii)                        An amount equivalent to the Annual Bonus received by the Executive for the last completed fiscal year prior to the termination date.

(iii)                     An amount equivalent to twelve (12) months of the cost of the benefits which were in force at the time of termination of the Executive’s employment, calculated on a yearly basis, excluding the car allowance and operating costs. However, Stock Options are expressly excluded from this provision and the Executive shall be treated, in this regard, in accordance with the terms of the Plan.

(b)                                 If the Executive’s employment is terminated by the Corporation after the date that is the eighteen (18)-month anniversary of the date of this Agreement:

(i)                           an amount equivalent to twenty-four (24) months of the Executive’s annual Base Salary; and

(ii)                        An amount equivalent to twice the Annual Bonus received by the Executive for the last completed fiscal year prior to the termination date.

(iii)                     An amount equivalent to twelve (12) months of the cost of the benefits which were in force at the time of termination of the Executive’s employment, calculated on a yearly basis, excluding the car allowance and operating costs. However, Stock Options are expressly excluded from this provision and the Executive shall be treated, in this regard, in accordance with the terms of the Plan.

(c)                               The Executive acknowledges that the said payments are fair and sufficient and, in consideration of the Corporation giving him such payments in the event of the termination of his employment without cause, the Executive shall grant the Corporation and its directors, officers, employees, shareholders, representatives and agents, and the directors, officers, employees, shareholders, representatives and agents of any affiliate of the Corporation, a full and final release and discharge from any and all claims, past, present or future, that he has or may have, arising directly or indirectly from the termination of his employment, whether for prior notice of termination, severance pay, damages in lieu thereof or for any other reason.

6.4                              Resignation

In the event that the Executive wishes to terminate his employment, he shall give the Corporation prior written notice of at least 6 weeks.

SECTION 7 – TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE OF CONTROL

7.1                              If the employment of the Executive is terminated by the Corporation within twelve (12) months following a Change of Control, without Cause by the Corporation or by the Executive for Good Reason, the whole as defined in Appendix 1, the Executive shall receive the following:

(a)                            An amount equivalent to twenty-four (24) months of his annual Base Salary; and

(b)                           An amount equivalent to twice the Annual Bonus, if any, which the Executive would have been entitled to receive in the year during which the Change of Control occurred; and

(c)                            An amount equivalent to twenty-four (24) months of the cost of the benefits which were in force at the time of termination of the Executive’s employment, calculated on a yearly basis, including the car allowance, but excluding operating costs. However, Stock Options are expressly excluded from this provision and the Executive shall be treated, in this regard, in accordance with the terms of the Plan.

SECTION 8 – NO COMPETITION, NO SOLICITATION AND LOYALTY

8.1                              The Executive shall not compete with the Corporation, directly nor indirectly.  He shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Corporation, namely one involved in the development and commercialization of the specific endocrine therapies and oncology treatments which the Corporation is actively developing, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another’s property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Corporation and approved in writing in advance by the Board. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This no competition covenant is limited as follows :

8.1.1                     As to the time period, to the duration of the Executive’s employment and for a period of one (1) year as of the date of termination of his employment;

8.1.2                     As to the geographical area, the territory in which a specific product had been actively exploited by the Corporation during the two years preceding the termination date. For purposes of this clause, the Corporation is deemed to have actively exploited such territory for such product if, during the two (2) years immediately preceding the termination date:

(i)                              Distribution rights for this product were granted to a distributor of the Corporation, pursuant to a distribution agreement (exclusive or non-exclusive) except if such distribution agreement ceased to have effect, prior to the termination date, with the Corporation’s consent and provided that the Corporation did not actively search for other distributors for the territory covered by this Agreement; or if

(ii)                           The Corporation has completed phase II clinical development work for this product in this territory, or searched for commercial partners or applied to protect its intellectual property rights in relation to the product and its use, including patent applications in relation to the product or its use, which applications referred to these territories.

8.1.3                     As to the nature of the activities, to duties or activities which are identical or substantially similar to those performed or carried on by the Executive during the twenty-four (24) months preceding the termination of his employment.

8.2                              The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a Corporation whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than five percent (5%) of the voting shares of such Corporation and do not allow for its control.

8.3                              The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in sub-sections 8.1.1 and 8.1.2, not to solicit clients of the

Corporation, directly or indirectly, not to permit the use of his name in order to solicit said clients or do anything whatsoever to induce or to lead any person to decide to put an end, in whole or in part, to his business relations with the Corporation.

8.4                              The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in sub-sections 8.1.1 and 8.1.2, not to induce, attempt to induce or otherwise interfere in the relations which the Corporation has with its distributors, suppliers, representatives, agents and other parties with whom the Corporation deals.

8.5                              The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in sub-sections 8.1.1 and 8.1.2 not to induce, attempt to induce or otherwise solicit the personnel of the Corporation to leave their employment with the Corporation nor to hire the personnel of the Corporation for any enterprise in which the Executive has an interest.

8.6                              The Executive acknowledges that the provisions of this section 8 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Corporation, while allowing the Executive to earn his living.

8.7                              Nothing in this section shall operate to reduce nor to extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of the contract in reason of their nature and, in particular, without limiting the foregoing, the Executive’s duty of loyalty and obligation to act faithfully and honestly.

SECTION 9 – CONFIDENTIALITY

9.1                              The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Corporation, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Corporation or its subsidiaries or related or associated companies which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Corporation and that its disclosure or unauthorized use could be prejudicial to the Corporation and contrary to its interests.

Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person, other than in the course of his duties with the Corporation, without the explicit prior written authorization of the Corporation.

This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of the Executive’s employment with the Corporation, so long as such confidential information does not become public as a result of an act by the Corporation or a third party which act does not involve the fault of one its Executives.

9.2           The term “confidential information” includes among other things:

9.2.1        products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture;

9.2.2        technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems; manufacturing processes, plans, drawings, tests, test reports and software;

9.2.3        equipment, machinery, devices, tools, instruments and accessories;

9.2.4        financial information, production cost data, marketing strategies, raw materials supplies, suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and

9.2.5        research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and “know-how”.

9.3           The Executive undertakes to keep the terms of this Agreement confidential.

SECTION 10 – OWNERSHIP OF INTELLECTUAL PROPERTY

10.1         The Executive hereby assigns and agrees to assign to the Corporation all his intellectual property rights as of their creation and to make full and prompt disclosure to the Corporation of all information relating to anything made or designed by him or that may be made or designed by him during the period of his employment, whether alone or jointly with other persons, or within a period of two (2) years following the termination of his employment and resulting from or arising out of any work performed by the Executive on behalf of the Corporation or connected with any matter relating or possibly relating to any business in which the Corporation or any of its subsidiaries or related or associated companies is involved unless specifically released from such obligation in writing by the Board.

In addition, the Executive renounces all moral rights in any document or work realized during the period of his employment. The Executive acknowledges that the Corporation has the right to use, modify or reproduce any document or work realized by the Executive, at its entire discretion, without the Executive’s authorization and without his name being mentioned.

10.2         At any time during the period of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Corporation’s expense, but without compensation other than a reasonable sum for his time devoted thereto if his employment has then terminated, any document required by the Corporation to give effect to section 10.1, including patent applications and documents evidencing the assignment of ownership. The Executive shall also provide such other assistance as the Corporation may require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Corporation.

10.3         This section shall be binding on the Executive’s heirs, assignees and legal representatives.

SECTION 11 – OWNERSHIP OF FILES AND OTHER PROPERTY

11.1         Any file, sketch, drawing, letter, report, memo or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc or software or any other property which comes into the Executive’s possession during his employment with the Corporation, in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come into his possession and whether or not it is an original or a copy, shall at all times remain the property of the Corporation and, upon the termination of the Executive’s employment, shall be returned to the Corporation or its designated representative before the Executive leaves his place of work. The Executive may not keep a copy or give one to a third party.

SECTION 12 – TERMINATION OF PRIOR CONTRACTS

12.1         As of the effective date hereof, this Agreement supersedes and cancels any prior agreement, verbal or written, with respect to the Executive’s employment with the Corporation.

SECTION 13 – AMENDMENT OF THE AGREEMENT

13.1         To be valid, any amendment to this Agreement must be confirmed in writing by the Corporation and by the Executive.

SECTION 14 – NOTICES

14.1         Any notice given hereunder shall be given in writing and sent by registered or certified mail or hand delivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be hand delivered or served by bailiff, at the discretion of the sender. In the case of hand delivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non-business day, the notice shall be deemed to have been received on the following business day.

SECTION 15 – ELECTION OF DOMICILE

15.1         For the purposes of the exercise of any rights flowing from this Agreement and the institution of legal proceedings, the parties elect domicile in the judicial district of Québec

SECTION 16 – SUCCESSORS

16.1         This Agreement shall be binding on the successors, heirs, assignees and legal representatives of the parties.

SECTION 17 – INTERPRETATION

17.1         This Agreement shall be governed by and interpreted in accordance with the laws of the province of Québec.

SECTION 18 – LANGUAGE

The parties have expressly requested that this Agreement be drafted in the English language. Les parties ont expressément requis que cette convention d’emploi soit rédigée en anglais.

IN WITNESS WHEREOF the parties hereto have duly signed this Agreement on this 23rd day of March, 2007.

ÆTERNA ZENTARIS INC.

By:	/s/ Eric Dupont	/s/ David J. Mazzo, Ph.D.
	Eric Dupont	David J. Mazzo, Ph.D.

ANNEX 1

CHANGE OF CONTROL PROGRAM (the “Program”)

1.             Applicability of the Program

The Executive shall be entitled to the benefit of the Program if both conditions mentioned below occur:

(A)          there is a “Change of Control” of the Corporation, as defined below; and

(B)           The Executive’s employment is terminated, within twelve (12) months following a Change of Control :

(i)            involuntarily, at the request of the Corporation or its successors, except “for Cause” or

(ii)           by him, for “Good Reason”.

2.             Definitions

(A)          For purposes of the Program and unless otherwise defined, the capitalized terms used herein shall have the following meaning:

(i)            “Person” includes any individual, firm, partnership, association, trust, trustee, executor, administrator, legal personal representative, government, governmental body or authority, corporation, or other incorporated or unincorporated organization, syndicate or other entity;

(ii)           Subject to the exceptions set out in Schedule A hereto, a Person shall be deemed the “Beneficial Owner” of or to “Beneficially Own” (a) any securities of which such Person or any of such Person’s affiliates or associates, as such terms are defined in National Instrument 45-106 – Prospectus and Registration Exemptions, is owner at law or in equity; (b) any securities which the Person or any of such Person’s affiliates or associates has the right to acquire within 60 days (whether such right is exercisable immediately or after the passage of not more than 60 days thereafter or upon the occurrence of a contingency or the making of a payment) pursuant to any securities convertible into Voting Shares, agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a distribution of securities or pledges of securities in the ordinary course of the pledgee’s business); and (c) any securities that are Beneficially Owned within the meaning of clauses (i) or (ii) of this Subsection 2(A)(ii) by any other Person with which such Person is acting jointly or in concert;

(iii)          “Voting Shares” means the common shares and any other securities the holders of which are entitled to vote generally on the election of directors of the Corporation.

(B)           For purposes of the Program, involuntary termination of employment “for Cause” includes the following:

(i)            if the Executive commits any fraud, theft, embezzlement or other criminal act of a similar nature; or

(ii)           if the Executive is guilty of serious misconduct or willful negligence in the performance of his duties.

(C)           For purposes of the Program, “Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following acts:

(i)            a material reduction of the Executive’s total compensation (including annual Base Salary plus Annual Bonus, benefits and number of stock options) as in effect on the date of this Agreement or as same may be increased from time to time ;

(ii)           a material reduction or change in the Executive’s duties, authority, responsibilities, accountability or a change in the business or corporate structure of the Corporation which materially affects his authority, compensation or ability to perform duties or responsibilities (such as shifting from a policy making position to a policy implementation position);

(iii)          a forced relocation; or

(iv)          a material change in the terms and conditions of this Program.

(D)          For purposes of the Program, a “Change of Control” shall be deemed to have occurred in any of the following circumstances:

(i)            subject to the exceptions set out in Schedule B hereto, upon the purchase or acquisition, in one or more transactions, by a Person or one or more Persons who are affiliates of one another or who are acting jointly or in concert (as such expressions are defined in the Securities Act (Ontario)) (the “Acquiring Person”) of a beneficial interest in securities of the Corporation representing in any circumstance fifty percent (50%) or more of the voting rights attaching to the then outstanding securities of the Corporation; or

(ii)           upon a sale or other disposition of all or substantially all of the Corporation’s assets; or

(iii)          upon a plan of liquidation or dissolution of the Corporation; or

(iv)          if, for any reason, including an amalgamation, merger or consolidation of the Corporation with or into another company, the individuals who at the date hereof constitute the Board of Directors of the Corporation (and any new directors whose appointment by the Board of Directors of the Corporation or whose nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the date hereof or whose appointment or nomination for election was previously so approved) cease to constitute a majority of the members of the Board of Directors of the Corporation.

3.             Payment

In the event that the two (2) conditions mentioned in Section 1 above are met, the Executive shall receive, in a lump sum, at the latest within ten (10) days of the effective date of the termination of employment, the payment of the amounts mentioned in section 7 of the Agreement.

Should the Executive die before he has received the full payments, his estate shall receive, immediately following his death, a cash amount equal to the unpaid balance, less required statutory deductions.

It is understood that the Executive will not be required to mitigate the amount of any payment hereunder by seeking other employment or otherwise.

4.             Release

The Executive acknowledges that the full and complete execution of all obligations undertaken by the Corporation and its successors under the Program, to the extent the Program becomes applicable pursuant to Section 1 of the Program, constitutes adequate notice of termination and in consideration and subject to the full and complete execution of all such obligations, the Executive agrees to grant the Corporation, its affiliated and related companies and their respective directors, officers, shareholders, representatives, employees, successors and assigns, a full and final release and discharge for all claims, past, present or future, that he has or may have, arising directly or indirectly from his employment and the termination thereof, whether for prior notice of termination, severance pay, damages in lieu thereof or for any other reason.

5.             General

The Executive’s participation in the Program shall end immediately upon the termination of his employment with the Corporation or one of its affiliates for any reason whatsoever. The Program is for an indefinite term commencing on the date of this Agreement. Furthermore, the Corporation shall have the right prior to the occurrence of a Change of Control, in its sole discretion, to terminate the Executive’s participation in the Program at the end of each twelve (12)-month period commencing on the date of this Agreement by sending him a written notice of termination at least thirty (30) days prior to the first anniversary date of this Agreement and of each anniversary date thereafter. For example, the Corporation would be entitled to exercise its discretion to terminate the Executive’s participation in the Program if, as of the date of the notice of termination, there has been during said twelve (12)-month period a material reduction in the responsibilities of the Executive.

6.             Successors

The terms and conditions hereof shall bind the Corporation, its successors and assignees.

Schedule A

Exceptions to the definition of “Beneficial Owner” and “Beneficially Own” (Section 2 (A)(ii) of the Program)

A Person shall not be deemed the “Beneficial Owner” of or to “Beneficially Own” any security:

(A)          as a result of such security having been deposited or tendered pursuant to a take-over bid (as such term is defined in the Securities Act (Ontario)) made by such Person or any of such Person’s affiliates or associates or any other Person acting jointly or in concert with such Person until such deposited or tendered security is taken up and paid for;

(B)           as a result of entering into an agreement, including a lock-up agreement, pursuant to which it has been agreed that such security will be deposited or tendered until such deposited or tendered security is taken up and paid for;

(C)           as a result of (a) such Person or any of the affiliates or associates of such Person holding such security provided that the ordinary business of any such Person (the “Fund Manager”) includes the management of investment funds for others and such security is held by the Fund Manager in the ordinary course of such business in the performance of such Fund Manager’s duties for the account of any other Person (a “Client”); (b) such Person (the “Trust Company”) being licensed to carry on the business of a trust company under applicable laws and, as such, acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holding such security in the ordinary course of such duties for such Estate Accounts or for such Other Accounts; (c) such Person (the “Plan Administrator”) being the administrator or the trustee of one or more pension funds or plans (a “Plan”) registered under the laws of Canada or any province thereof or the laws of the United States of America or any state thereof and such security being held by the Plan Administrator or the Plan in the ordinary course of such Plan Administrator’s or Plan’s activities; (d) such Person (the “Crown Agent”) being established by statute for purposes that include, and the ordinary business or activity of such Person includes, the management of investment funds for employee benefit plans, pension plans or insurance plans of various public bodies and such security is held by the Crown Agent in the ordinary course of the management of such investment funds; or (e) such Person being a Plan and such security being held by the Plan in the ordinary course of such Plan’s activities; provided, however, that in any of the foregoing cases the Fund Manager, the Trust Company, the Plan Administrator, the Crown Agent or the Plan, as the case may be, is not then making or has not then announced a current intention to make a take-over bid (as such term is defined in the Securities Act (Ontario)), alone or by acting jointly or in concert with any other Person, other than an offer to acquire the Voting Shares pursuant to a distribution by the Corporation or by means of market transactions made in the ordinary course of business of such Person (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter-market;

(D)          because such Person is a Client of the same Fund Manager as another Person on whose account the Fund Manager holds such security, or because such Person is an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security, or because such Person is a Plan with the same Plan Administrator as another Plan on whose account the Plan Administrator holds such security;

(E)           because such Person is a Client of a Fund Manager and such security is owned at law or in equity by the Fund Manager, or because such Person is an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company, or because such Person is a Plan and such security is owned at law or in equity by the Plan Administrator; or

(F)           because such Person is the registered holder of securities as a result of carrying on the business of, or acting as, a nominee of a securities depositary.

Schedule B

Exceptions to the definition of “Acquiring Person” (Section 2 (D)(i) of the Program)

“ACQUIRING PERSON” SHALL MEAN ANY PERSON WHO IS AT ANY TIME AFTER THE DATE HEREOF THE BENEFICIAL OWNER OF FIFTY PERCENT (50%) OR MORE OF THE OUTSTANDING VOTING SHARES OF THE CORPORATION; PROVIDED, HOWEVER, THAT THE TERM “ACQUIRING PERSON” SHALL NOT INCLUDE:

(ii)             the Corporation or any corporation controlled by the Corporation;

(ii)             any Person who becomes the beneficial owner of fifty percent (50%) or more of the outstanding Voting Shares as a result of one or any combination of: (a) a Voting Share Reduction; (b) an Exempt Acquisition; or (c) a Pro Rata Acquisition; provided, however, that if a Person shall become the Beneficial Owner of fifty percent (50%) or more of the outstanding Voting Shares by reason of one or any combination of a Voting Share Reduction, an Exempt Acquisition or a Pro Rata Acquisition, and thereafter becomes the Beneficial Owner of an additional one percent of any Voting Shares then outstanding (otherwise than pursuant to an additional Voting Share Reduction, Exempt Acquisition or Pro Rata Acquisition), then, as of the date that such Person becomes a Beneficial Owner of such additional Voting Shares, such Person shall become an “Acquiring Person”; or

(iii)            an underwriter or member of a banking or selling group acting in such capacity that becomes the Beneficial Owner of fifty percent (50%) or more of the Voting Shares in connection with a distribution of securities pursuant to an underwriting agreement with the Corporation;

For purposes of the Program, the capitalized terms used herein shall have the following meaning:

(a)           “Voting Share Reduction” means an acquisition or redemption by the Corporation or any corporation controlled by the Corporation of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the percentage of Voting Shares Beneficially Owned by any Person to fifty percent (50%) or more of the Voting Shares then outstanding;

(b)           “Exempt Acquisition” means an acquisition whereby a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Program and, in the event that a waiver is granted by the Board of Directors, such acquisition shall be deemed not to have occurred for the purposes hereof. Any such waiver may only be given on the condition that such Person, within 10 days after the foregoing determination by the Board of Directors or such later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person and such waiver shall only be effective if the reduction has occurred within such 10-day period; [NTD: To consider whether such an event can ever occur]

(c)           “Pro Rata Acquisition” means an acquisition by a Person of Voting Shares pursuant to (i) any dividend reinvestment plan, such purchase plan or other plan of the Corporation made available to all holders of Voting Shares (other than holders resident in any jurisdiction where participation in such plan is restricted or impractical as a result of applicable law); (ii) a stock dividend, a stock split or other event pursuant to which such Person becomes the Beneficial Owner of Voting Shares on the same pro rata basis as all other holders of Voting Shares of the same class or series; (iii) the acquisition or exercise of rights to purchase Voting Shares distributed to all holders of Voting Shares (other than holders resident in any jurisdiction where such distribution or exercise is restricted or impractical as a result of applicable law) by the Corporation pursuant to a rights offering (but only if such rights are acquired directly from the Corporation); or (iv) a distribution of Voting Shares or convertible securities in respect thereof offered pursuant to a prospectus or by way of a private placement by the Corporation or a conversion or exchange of any such convertible security, provided that such Person does not thereby acquire a greater percentage of Voting Shares or convertible securities so offered than the Person’s percentage of Voting Shares Beneficially Owned immediately prior to such acquisition.

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